Response to Item 77I

Eaton Vance VT Floating-Rate Income Fund
The Fund began issuing Institutional Class shares during the period. The terms of these share classes are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.

Eaton Vance VT Large-Cap Value Fund
The Fund began issuing Institutional Class shares during the period. The terms of these share classes are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.